Exhibit 1.06

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

CDC Software’s Pivotal CRM for Financial Services Solution Selected by Leading Asian Systems
Integrator

Vectors Innovation Group will use Pivotal CRM Solution for its Insurance Customers in Greater
China

ATLANTA, HONG KONG, February 26, 2008—CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Vectors Innovation Group (VIG), a leading Asian enterprise solutions provider, has selected Pivotal CRM for Financial Services as the platform for its CRM, direct marketing and telemarketing solution designed for the insurance industry in Greater China.

Through this industry-tailored solution, VIG will help insurance companies in Greater China to better track sales leads, maximize marketing campaign efficiencies, and enhance customer loyalty through Pivotal CRM’s rich functionalities tailored for the insurance industry.

With operations in the Asia Pacific region including Hong Kong, China, and Taiwan, VIG provides a full range of enterprise solutions from front office to middleware to back-end applications. By focusing on end-to-end business solutions, VIG provides proven technologies and solutions that help simplify and increase the efficiency and effectiveness of an organization’s performance. One of the major business lines of VIG in Greater China provides a total CRM, direct marketing and telemarketing solution designed for insurance companies.

To achieve revenue growth and higher levels of customer satisfaction, today’s insurance companies are striving to improve their core competitiveness and customer relationships. A scalable, industry-specific CRM solution can help these companies achieve these goals and maximize the total lifetime value of their clients.

With proven industry expertise, Pivotal CRM offers rich insurance industry functionality, a full enterprise application suite, and best-in class customization abilities, all with a low total cost of ownership. Based on Pivotal CRM’s industry-specific expertise and experience, we believe VIG’s comprehensive CRM, direct marketing and telemarketing solutions, will help insurance companies attract, win and retain profitable customer relationships.

“We believe our customers will benefit from our total CRM solution and services as we integrate innovative and proven technologies into our solutions,” said Alex Cheung, general manager of Vectors Innovation Group. “We selected Pivotal CRM because of its unique fit to the business processes of insurance companies and proven track record in the insurance industry. Moreover, Pivotal CRM is flexible, scalable, and easy-to-customize, which will help us satisfy our customer needs in the long term. We also believe CDC Software can help our business continue to grow through their successful vertical market strategies and highly experienced workforce.”

“Pivotal CRM is one of the most comprehensive industry-specific applications designed to help enterprises enhance sales and marketing effectiveness and reinforce their competitive advantage,” said Edmund Lau, vice president, Greater China, CDC Software. “As the insurance industry accelerates its development pace in China, we see a huge market potential for bringing our solutions to more enterprises operating in China. As a customer-driven company, CDC Software is committed to delivering solutions that enable insurance enterprises to increase their competitiveness and customer responsiveness.”

About Pivotal CRM for Financial Services
Pivotal CRM enables clear, competitive differentiation by addressing the customer-facing needs of financial services enterprises in the capital markets, commercial and private banking, institutional asset management, and retail asset management industries. The solution is a highly flexible, best-in-class suite of CRM applications that are easily adapted to model the business practices that make each company unique. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, partner management and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world including Allianz Dresdner Asset Management, Farm Credit Services of America, Federal Home Loan Bank of Atlanta, Julius Baer Investment Management, Mellon Asset Management, Morgan Keegan & Company, Vantage Credit Union, Visa International Asia Pacific and The Ziegler Companies. For more information about Pivotal CRM for Financial Services, please visit www.pivotal.com/FinancialServices.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Forward Looking Statement
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal CRM to address the needs of its insurance customers and the ability to help customers streamline operations, accelerate growth and improve client relationships with Pivotal CRM software, the ability of customers to better track sales leads, maximize marketing campaign efficiencies, enhance customer loyalty, and attract, win and retain profitable customer relationships with our products, the ability of our customers to benefit and grow from our solutions, our belief regarding market potential for our products in China and our continued commitment to delivering products to insurance companies and other companies in that market. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the insurance industry; the continued ability of Pivotal CRM solutions to address industry-specific requirements;; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow insurance companies to compete more effectively and changes in the type of information required to compete in the insurance business. . Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.